EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports Third Quarter 2016 Results
Houston, Texas - November 3, 2016 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss1 of $100.4 million, or $0.44 per share (basic and diluted), for the three months ended September 30, 2016, compared to a net loss of $297.8 million, or $1.31 per share (basic and diluted), for the comparable 2015 period. Net Loss, As Adjusted2 was $94.2 million, or $0.41 per share (basic and diluted), for the three months ended September 30, 2016, compared to a Net Loss, As Adjusted of $164.6 million, or $0.72 per share (basic and diluted), for the comparable 2015 period.

For the nine months ended September 30, 2016, Cheniere reported a net loss of $719.7 million, or $3.15 per share (basic and diluted), compared to a net loss of $684.0 million, or $3.02 per share (basic and diluted), for the comparable 2015 period. For the nine months ended September 30, 2016, Net Loss, As Adjusted was $369.1 million, or $1.62 per share (basic and diluted), compared to a Net Loss, As Adjusted of $498.5 million, or $2.20 per share (basic and diluted), for the comparable 2015 period.

For the three and nine months ended September 30, 2016, Net Loss, As Adjusted excludes the impact of changes in the fair value of our interest rate, commodity and FX derivatives, loss on early extinguishment of debt, restructuring expense, amortization of the beneficial conversion feature related to certain Class B units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) and impairment expense. Loss on early extinguishment of debt was associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) and Cheniere Corpus Christi Holdings, LLC (“CCH”) in connection with the refinancing of a portion of their credit facilities and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan. For the three and nine months ended September 30, 2015, Net Loss, As Adjusted excludes the impact of changes in the fair value of interest rate, commodity and FX derivatives, loss on early extinguishment of debt related to the write-off of debt issuance costs by SPL primarily in connection with the refinancing of a portion of its credit facilities in March 2015, amortization of the beneficial conversion feature and impairment expense.

“The third quarter of 2016 was significant for Cheniere on multiple fronts. Our transition to operations continues, highlighted in the third quarter by the substantial completion of Train 2 at Sabine Pass and the generation of approximately $67 million in Adjusted EBITDA2. Commissioning activities commenced on Train 3, and our remaining Trains under construction continue on time and on budget,” said Jack Fusco, Cheniere’s President and CEO. “In addition, we continued to manage our debt maturity profile by successfully issuing bonds to prepay outstanding borrowings under credit facilities for the Sabine Pass liquefaction project, with the issuing entity having earned its first investment-grade credit rating during the quarter.”
Third Quarter 2016 Highlights

•	In September 2016, Cheniere Partners announced that Train 2 of the Sabine Pass Liquefaction Project (defined below) achieved substantial completion.

•	In September 2016, commissioning activities commenced on Train 3 of the Sabine Pass Liquefaction Project.

•	In September 2016, Cheniere announced the formation of a new executive leadership team.

•
In September 2016, SPL issued an aggregate principal amount of $1.5 billion of 5.00% Senior Secured Notes due 2027. Net proceeds from the offering were used to prepay all of the principal amounts outstanding under SPL’s credit facilities and are being used to pay a portion of the capital costs in connection with the construction of the Sabine Pass Liquefaction Project.

•
In September 2016, Cheniere submitted a proposal to the board of directors of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) (NYSE MKT: CQH) to acquire the publicly held shares of Cheniere Partners Holdings not already owned by Cheniere in a stock for stock exchange.

___________________________
1 Reported as Net loss attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Third Quarter and Year to Date 2016 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners consists of 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Partners Holdings which owns a 55.9% limited partner interest in Cheniere Partners.

Adjusted EBITDA for the three and nine months ended September 30, 2016 was $67.3 million and $19.4 million, respectively, compared to losses of $51.5 million and $138.0 million, respectively, for the comparable 2015 periods. During the three months ended September 30, 2016, Train 2 of the Sabine Pass Liquefaction Project achieved substantial completion. Prior to substantial completion, amounts received from the sale of commissioning cargoes were offset against LNG terminal construction-in-process because these amounts were earned during the testing phase for the construction of Trains 1 and 2 of the Sabine Pass Liquefaction Project. We expect sales of LNG cargoes from future liquefaction trains (“Trains”) to be reported in the same manner. During the three months ended September 30, 2016, a total of 18 cargoes were loaded and exported from the Sabine Pass Liquefaction Project, 3 of which were Train 2 commissioning cargoes.

Total operating costs and expenses increased $332.3 million and $452.7 million during the three and nine months ended September 30, 2016 compared to the three and nine months ended September 30, 2015, respectively, generally as a result of the commencement of operations of Train 1 and Train 2 of the Sabine Pass Liquefaction Project in May and September 2016, respectively. Depreciation and amortization expense increased during the three and nine months ended September 30, 2016 as we began depreciation of our assets related to Train 1 and Train 2 of the Sabine Pass Liquefaction Project upon reaching substantial completion. Selling, general and administrative expense during the three and nine months ended September 30, 2016 decreased from the comparable 2015 periods, which was primarily due to the timing of share-based compensation recognition and the recognition of certain employee-related costs within restructuring expense during the three and nine months ended September 30, 2016 historically reported in selling, general and administrative expense, a reduction in certain professional services fees, and reallocation of costs from selling, general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.

As a result of restructuring efforts initiated in 2015, we recorded $26.2 million and $49.2 million of restructuring charges and other costs associated with restructuring and operational efficiency initiatives during the three and nine months ended September 30, 2016, respectively, for which the majority of these charges required, or will require, cash expenditure. Included in these amounts are $20.9 million and $42.9 million for share-based compensation. All charges were recorded within restructuring expense on our Consolidated Statements of Operations and substantially all related to severance and other employee-related costs.

Included in selling, general and administrative expense were share-based compensation expenses of $7.5 million and $31.2 million for the three and nine months ended September 30, 2016, respectively, compared to $27.1 million and $85.2 million for the comparable 2015 periods, respectively.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of operation, construction, and development.

▪
Construction on Trains 1 and 2 began in August 2012 and substantial completion was achieved in May 2016 and September 2016, respectively. Substantial completion is achieved upon the completion of construction, commissioning and the satisfaction of certain tests.

▪
Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 91.8%, which is ahead of the contractual schedule. In September 2016, commissioning activities commenced on Train 3. Based on the current construction schedule, Cheniere Partners expects Trains 3 and 4 to reach substantial completion in 2017.

▪
Construction on Train 5 began in June 2015, and as of September 30, 2016, the overall project completion percentage for Train 5 was approximately 42.8%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and construction were approximately 90.8%, 62.0%, 41.9% and 4.6% complete, respectively. Based on the current construction schedule, Cheniere Partners expects Train 5 to reach substantial completion in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. Cheniere Partners expects to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Operational	92% Overall Completion	43% Overall Completion
Expected Substantial Completion	-	-	2017	2019
Corpus Christi LNG Terminal
We are developing up to three Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, near Corpus Christi, Texas (the “CCL Project”).

The Trains are in various stages of construction and development:

▪
Construction on Trains 1 and 2 began in May 2015, and as of September 30, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 43.0%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 99.3%, 59.0% and 14.4% complete, respectively. Based on the current construction schedule, we expect Trains 1 and 2 to reach substantial completion in 2019.

▪
Train 3 is under development, with all necessary regulatory approvals in place. We have entered into an LNG Sale and Purchase Agreement (“SPA”) for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and expect to commence construction upon entering into additional SPAs and obtaining adequate financing.

Additionally, we are developing Trains 4 and 5 adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.

Corpus Christi LNG Terminal
Liquefaction Train	Trains 1-2
Project Status	43% Overall Completion
Expected Substantial Completion	2019

Recent Developments

▪
In October 2016, the previously announced planned outage to improve performance of the flare systems at the Sabine Pass Liquefaction Project, as well as to perform scheduled maintenance to Train 1 and other facilities, was completed on schedule and budget.

▪
Cheniere is exploring the development of a midscale liquefaction project (the “Midscale Liquefaction Project”). The Midscale Liquefaction Project would be developed using electric drive modular Trains, with an expected aggregate nominal production capacity of approximately 9.5 mtpa of LNG. Cheniere has completed a competitive bidding process and awarded a front-end engineering and design contract to a consortium consisting of KBR, Inc., Siemens AG, and Chart Industries, Inc.

▪
Cheniere has proposed the development of the Midcontinent Supply Header Interstate Pipeline (“MIDSHIP”), connecting new gas production in the Anadarko Basin to Gulf Coast markets. MIDSHIP is being contemplated for up to 1.4 Bcf/d of capacity and would facilitate gas supply for both the Sabine Pass Liquefaction Project and the CCL Project. Cheniere expects the regulatory pre-filing process to commence imminently and to file formal applications for the required regulatory permits in 2017, with construction expected to commence in 2018 upon, among other things, entering into a construction contract and acceptable commercial arrangements and obtaining adequate financing to construct the pipeline.

▪
In October 2016, Sabine Pass LNG, L.P. (“SPLNG”) issued a notice of redemption to redeem all of its outstanding $420 million in aggregate principal amount of 6.50% Senior Secured Notes due 2020 (the “2020 Notes”) on November 30, 2016 (the “Redemption Date”). Concurrently, SPLNG intends to repay all of its outstanding $1,665.0 million in aggregate principal amount of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”), which mature on the Redemption Date. Subsequent to the redemption of the 2020 Notes and the repayment of the 2016 Notes, there will be no debt maturity in the Cheniere complex until 2020.

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the third quarter on Thursday, November 3, 2016, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Furthermore, in connection with our proposal to Cheniere Partners Holdings, there can be no assurance that any discussions that may occur between us and Cheniere Partners Holdings will result in the entry into of a definitive agreement concerning a transaction or, if such a definitive agreement is reached, will result in the consummation of a transaction provided for in such definitive agreement. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Regasification revenues	$66,970	$66,597	$198,143	$199,888
LNG revenues (losses)	398,554	(1,557)	511,993	(1,601)
Other revenues	149	1,019	1,445	4,166
Total revenues	465,673	66,059	711,581	202,453

Operating costs and expenses
Cost (cost recovery) of sales (excluding depreciation and amortization expense shown separately below)	252,343	(24,214)	352,559	(22,077)
Operating and maintenance expense	61,610	17,963	143,489	71,396
Development expense	1,546	4,935	4,709	37,640
Selling, general and administrative expense	59,418	97,332	196,999	263,205
Depreciation and amortization expense	49,212	21,638	106,082	59,561
Restructuring expense	26,241	—	49,196	—
Impairment expense	—	396	10,095	572
Other	27	83	189	348
Total operating costs and expenses	450,397	118,133	863,318	410,645

Income (loss) from operations	15,276	(52,074)	(151,737)	(208,192)

Other income (expense)
Interest expense, net of capitalized interest	(148,053)	(93,566)	(330,357)	(238,664)
Loss on early extinguishment of debt	(25,765)	—	(82,537)	(96,273)
Derivative gain (loss), net	29,327	(161,482)	(242,228)	(242,123)
Other income (expense)	437	(39)	(5,564)	616
Total other expense	(144,054)	(255,087)	(660,686)	(576,444)

Loss before income taxes and non-controlling interest	(128,778)	(307,161)	(812,423)	(784,636)
Income tax benefit (provision)	(1,638)	69	(1,911)	(102)
Net loss	(130,416)	(307,092)	(814,334)	(784,738)
Less: net loss attributable to non-controlling interest	(29,974)	(9,284)	(94,636)	(100,726)
Net loss attributable to common stockholders	$(100,442)	$(297,808)	$(719,698)	$(684,012)

Net loss per share attributable to common stockholders—basic and diluted	$(0.44)	$(1.31)	$(3.15)	$(3.02)

Weighted average number of common shares outstanding—basic and diluted	228,924	227,126	228,463	226,648

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$990,132	$1,201,112
Restricted cash	827,545	503,397
Accounts and other receivables	154,167	5,749
Inventory	63,853	18,125
Other current assets	69,030	54,203
Total current assets	2,104,727	1,782,586

Non-current restricted cash	31,128	31,722
Property, plant and equipment, net	19,891,666	16,193,907
Debt issuance costs, net	294,059	378,677
Non-current derivative assets	11,247	30,887
Goodwill	76,819	76,819
Other non-current assets	279,434	314,455
Total assets	$22,689,080	$18,809,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,569	$22,820
Accrued liabilities	699,996	427,199
Current debt, net	1,781,511	1,673,379
Deferred revenue	26,709	26,669
Derivative liabilities	61,829	35,201
Other current liabilities	264	—
Total current liabilities	2,608,878	2,185,268

Long-term debt, net	19,033,513	14,920,427
Non-current deferred revenue	6,500	9,500
Non-current derivative liabilities	268,601	79,387
Other non-current liabilities	65,849	53,068

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at September 30, 2016 and December 31, 2015
Issued and outstanding: 235.1 million shares and 235.6 million shares at September 30, 2016 and December 31, 2015, respectively	705	708
Treasury stock: 12.1 million shares and 11.6 million shares at September 30, 2016 and December 31, 2015, respectively, at cost	(372,531)	(353,927)
Additional paid-in-capital	3,112,753	3,075,317
Accumulated deficit	(4,343,646)	(3,623,948)
Total stockholders’ deficit	(1,602,719)	(901,850)
Non-controlling interest	2,308,458	2,463,253
Total equity	705,739	1,561,403
Total liabilities and equity	$22,689,080	$18,809,053

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Securities and Exchange Commission.

As of September 30, 2016, we had cash and cash equivalents of $990.1 million available to Cheniere. In addition, we had current and non-current restricted cash of $858.7 million (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $192.8 million for the CCL Project, $325.6 million for the Sabine Pass Liquefaction Project, $127.5 million for restricted purposes under the terms of Cheniere Partners’ credit facilities, $129.1 million for interest payments related to the Sabine Pass LNG, L.P. senior secured notes and $83.7 million for other restricted purposes.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Adjusted EBITDA, Net Loss, As Adjusted and Net Loss per share, As Adjusted are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Adjusted EBITDA represents net loss attributable to Cheniere before net loss attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net loss attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Net Loss, As Adjusted represents net loss attributable to common stockholders and Net Loss per share, As Adjusted represents Cheniere’s basic and diluted earnings per share, in each case adjusted for certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, net of the portion attributable to non-controlling interests, including changes in the fair value of our interest rate, commodity and FX derivatives, the effects of modifications or extinguishments of debt, amortization of the beneficial conversion feature of certain CQP Class B units, costs related to restructuring activities, and impairment expense. Net Loss, As Adjusted and Net Loss per share, As Adjusted are presented because we believe they are useful tools for assessing the operating performance of Cheniere. Net Loss, As Adjusted and Net Loss per share, As Adjusted are not intended to represent net loss attributable to common stockholders and net loss per share attributable to common stockholders, the most comparable U.S. GAAP measures, respectively, as indicators of operating performance, and are not necessarily comparable to measures reported by other companies.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss attributable to common stockholders	$(100,442)	$(297,808)	$(719,698)	$(684,012)
Net loss attributable to non-controlling interest	(29,974)	(9,284)	(94,636)	(100,726)
Income tax provision (benefit)	1,638	(69)	1,911	102
Interest expense, net of capitalized interest	148,053	93,566	330,357	238,664
Loss on early extinguishment of debt	25,765	—	82,537	96,273
Derivative loss (gain), net	(29,327)	161,482	242,228	242,123
Other expense (income)	(437)	39	5,564	(616)
Income (loss) from operations	$15,276	$(52,074)	$(151,737)	$(208,192)
Adjustments to reconcile loss from operations to Adjusted EBITDA:
Depreciation and amortization expense	49,212	21,638	106,082	59,561
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(2,784)	(32,658)	22,918	(32,195)
Total non-cash compensation expense	5,551	11,214	32,015	42,274
Impairment expense	—	396	10,095	572
Adjusted EBITDA	$67,255	$(51,484)	$19,373	$(137,980)

Net Loss, As Adjusted and Net Loss per share, As Adjusted

The following tables reconcile our Net Loss, As Adjusted and Net Loss per share, As Adjusted to U.S. GAAP results for the three and nine months ended September 30, 2016 and 2015 (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss attributable to common stockholders	$(100,442)	$(297,808)	$(719,698)	$(684,012)
Add:
Restructuring expense	26,241	—	49,196	—
Impairment expense	—	396	10,095	572
Loss on early extinguishment of debt	25,765	—	82,537	96,273
Loss (gain) from changes in fair value of interest rate derivatives, net	(41,503)	155,993	211,914	146,794
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(2,784)	(32,658)	22,918	(32,195)
Amortization of beneficial conversion feature allocated to Class B units of CQP not owned by Cheniere	6,819	46	9,322	63
Less:
Adjustments attributable to non-controlling interest	8,312	(9,421)	35,366	25,970

Net Loss, As Adjusted	$(94,216)	$(164,610)	$(369,082)	$(498,475)

Net loss per share attributable to common stockholders—basic and diluted	$(0.44)	$(1.31)	$(3.15)	$(3.02)
Add:
Restructuring expense	0.11	—	0.22	—
Impairment expense	—	—	0.04	—
Loss on early extinguishment of debt	0.11	—	0.36	0.42
Loss (gain) from changes in fair value of interest rate derivatives, net	(0.18)	0.69	0.93	0.65
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(0.01)	(0.14)	0.10	(0.14)
Amortization of beneficial conversion feature allocated to Class B units of CQP not owned by Cheniere	0.03	—	0.04	—
Less:
Adjustments attributable to non-controlling interest	0.04	(0.04)	0.15	0.11
Net Loss per share, As Adjusted—basic and diluted(1)	$(0.41)	$(0.72)	$(1.62)	$(2.20)

Weighted average number of common shares outstanding—basic and diluted	228,924	227,126	228,463	226,648

(1) Numbers may not foot due to rounding.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663